Exhibit 99.10

NOT FOR DISTRIBUTION IN OR INTO AUSTRALIA, CANADA OR JAPAN (SEE “OFFER RESTRICTIONS” BELOW)

TO: the holders (the Noteholders) of the U.S.$100,000,000 (representing an economic value on maturity of U.S.$95,000,000 following the application of a pool factor of 0.95 by the clearing systems) 10.5% loan participation notes due 2014 with ISIN: XS0275465879 and Common Code: 027546587 (the Notes) issued by Finance & Credit Ukraine B.V. (the Issuer) on a limited recourse basis for the sole purpose of funding a loan by VTB Capital plc (formerly VTB Bank Europe plc) to Public Joint Stock Company “Bank “Finance and Credit” (formerly Bank “Finance and Credit” Ltd) (the Borrower).

Dated: 17 January 2014

NOTICE OF OPTIONAL REDEMPTION PURSUANT TO THE EXCHANGE OFFER

Reference is made to an exchange offer carried out by the Issuer under and in accordance with the terms of an exchange offer and consent solicitation memorandum dated 26 November 2013, as amended on 10, 13, 17, 19, 27 and 31 December 2013 (the Exchange Offer and Consent Solicitation Memorandum).  Capitalised terms used but not otherwise defined in this notice shall have the meanings given to them in the Exchange Offer and Consent Solicitation Memorandum.

Pursuant to the Exchange Offer, Noteholders representing US$58,961,000 in aggregate principal amount of Notes validly offered their Notes for exchange for US$100,000,800 denominated 9.25% loan participation notes due 2019 of the Issuer (the New Notes) prior to the Expiration Deadline.

NOTICE IS HEREBY GIVEN by the Borrower, on behalf of the Issuer, that, subject to the Effectiveness Conditions being satisfied prior to the redemption of any Notes by the Issuer, the Issuer shall redeem such Notes on 22 January 2014 or such later date as it so wishes, which, in any event shall be no later than 24 January 2014 (the Settlement Date).

NOTICE OF OPTIONAL REDEMPTION PURSUANT TO THE CONSENT SOLICITATION

Reference is also made to a meeting (the Meeting) of the Noteholders that was held on 9 January 2014 at 9 a.m. at the offices of DLA Piper UK LLP at 3 Noble Street, London EC2V 7EE, United Kingdom to consider an extraordinary resolution (the Extraordinary Resolution) more fully described in the Exchange Offer and Consent Solicitation Memorandum.  At the Meeting, the Extraordinary Resolution was duly passed as an extraordinary resolution in accordance with the terms of the Notes and, on 14 January 2014, the following documents were executed pursuant to the Extraordinary Resolution:

(a)                                 the Second Supplemental Trust Deed, in the form tabled at the Meeting;

(b)                                 the Second Supplemental Loan Agreement, in the form tabled at the Meeting;

(c)                                  the Amended and Restated Loan Agreement, in the form tabled at the Meeting; and

(d)                                 the Amended and Restated Sub-participation Agreement, in the form tabled at the Meeting,

each as defined in the Exchange Offer and Consent Solicitation Memorandum.

Pursuant to the Extraordinary Resolution, those Notes held by Noteholders who did not validly participate in the Exchange Offer may now be redeemed by the Issuer, in whole but not in part, on not less than five days’ nor more than 60 days’ notice in exchange for a consideration of US$950 New Notes for every US$1,000 of Notes (representing an economic value on maturity of US$950 principal amount of Notes following the application of a pool factor of 0.95 by the clearing systems); provided that, if the principal amount of New Notes to be delivered to any Noteholder as a result of this redemption is less than US$950, then each such Noteholder’s consideration amount shall be rounded up to the nearest multiple of US$950.

ACCORDINGLY, NOTICE IS HEREBY GIVEN by the Issuer, in accordance with Condition 5.8 (Additional Redemption at the Option of the Issuer) of the Notes, that, subject to the Effectiveness Conditions being satisfied prior to the redemption of any Notes by the Issuer, the Issuer intends to redeem those Notes held by Noteholders who did not validly participate in the Exchange Offer in whole (but not in part), representing US$41,039,000 in aggregate principal amount of Notes, on the Settlement Date.  In the event that the Issuer does not redeem such Notes on the Settlement Date, then such Notes shall mature on 25 January 2014 in accordance with the terms of the Notes.

The Final Prospectus in respect of the New Notes shall be published on or about 22 January 2014 and the Issuer will confirm in due course satisfaction of all Effectiveness Conditions.

In accordance with Condition 5.8 (Additional Redemption at the Option of the Issuer) of the Notes, this notice is given on the day of its delivery to Euroclear and/or Clearstream, Luxembourg in lieu of the notice requirements under Condition 14 (Notices) of the Notes.

Further Information

Questions and requests for assistance in connection with this announcement may be directed to VTB Capital plc, attention: Global Head of Syndicate on e-mail: vtb.dcm@vtbcapital.com, telephone: +44 20 3334 8029, facsimile: +44 20 3334 8960; and Lucid Issuer Services Limited, Attention: David Shilson, on e-mail: fcbank@lucid-is.com and telephone: +44 20 7704 0880.

OFFER RESTRICTIONS

Neither this announcement nor the issuance of the New Notes constitutes an offer or an invitation to participate in the offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make such offer or invitation under applicable laws.  The distribution of this announcement in certain jurisdictions may be restricted by law.  Persons into whose possession this announcement comes are required by each of the Issuer, the Lender, the Borrower, the Dealer Manager and the Exchange and Tabulation Agent to inform themselves about, and to observe, any such restrictions.

No action has been or will be taken in any jurisdiction by the Issuer, the Lender, the Borrower, the Dealer Manager and the Exchange and Tabulation Agent that would constitute a public offering of the New Notes.

United States

The New Notes are offered in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the U.S. Exchange Act of 1934 and pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933 provided by Rule 802 thereunder.

See the section headed “Subscription and Sale” of the Preliminary Prospectus incorporated by reference in the Exchange Offer and Consent Solicitation Memorandum for a description of the transfer restrictions relating to the New Notes.

The New Notes are securities of a company incorporated under the laws of The Netherlands and is subject to Dutch disclosure requirements, which are different from those of the United States. The financial information included in the Appendix A (Preliminary Prospectus) of the Exchange Offer and Consent Solicitation Memorandum has been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for U.S. holders of New Notes to enforce their rights and any claim arising out of the U.S. federal securities laws, since the Issuer is located in a country other than the United States, and some or all of its officers and directors may be residents of a country other than the United States. U.S. holders of New Notes may not be able to sue a non-U.S. company or its offers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. holders of New Notes should be aware that the Issuer may purchase securities otherwise than under the offer of the New Notes, such as in open market or privately negotiated purchases.

Ukraine

Each of the Issuer, the Borrower, the Dealer Manager and the Exchange and Tabulation Agent has represented, warranted and agreed that the New Notes shall not be offered by it for circulation, distribution, placement, sale, purchase or other transfer in the territory of Ukraine. Accordingly, nothing in this announcement or the Exchange Offer and Consent Solicitation Memorandum or any other documents, information or communications related to the New Notes shall be interpreted as containing any offer or invitation to, or solicitation of, any such circulation, distribution, placement, sale purchase or other transfer in the territory of Ukraine.

The Netherlands

Each of the Issuer, the Borrower, the Dealer Manager and the Exchange and Tabulation Agent has represented and agreed that it has not and will not, directly or indirectly, offer to buy or solicit an offer or sell any New Notes (including rights representing an interest in a global note certificate) to individuals or legal entities in The Netherlands other than to qualified investors (“gekwalificeerde belegger”) as defined in Article 1:1 of the Dutch Act on Financial Supervision 2007 (as amended); provided that each such qualified investor will have sent to each person to whom it offers to buy or solicits an offer to sell the New Notes (including rights representing an interest in any global note certificate) a confirmation or other notice setting forth the following restrictions:

“THIS NOTE (OR ANY INTEREST THEREIN) MAY NOT BE SOLD, TRANSFERRED OR DELIVERED TO INDIVIDUALS OR LEGAL ENTITIES OTHER THAN QUALIFIED INVESTORS (“QINV”) WITHIN THE MEANING OF THE DUTCH ACT ON FINANCIAL SUPERVISION 2007 (AS AMENDED).

EACH HOLDER OF THIS NOTE (OR ANY INTEREST THEREIN), BY PURCHASING THIS NOTE (OR ANY INTEREST THEREIN), WILL BE DEEMED TO HAVE REPRESENTED AND AGREED FOR THE BENEFIT OF THE ISSUER THAT IT IS A QINV AND IS ACQUIRING THIS NOTE (OR ANY INTEREST THEREIN) FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QINV.

EACH HOLDER OF THIS NOTE (OR ANY INTEREST THEREIN), BY PURCHASING SUCH NOTE (OR ANY INTEREST THEREIN), WILL BE DEEMED TO HAVE REPRESENTED AND AGREED FOR THE BENEFIT OF THE ISSUER THAT (1) SUCH NOTE (OR ANY INTEREST THEREIN) MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED TO ANY OTHER INDIVIDUAL OR LEGAL ENTITY THAN A QINV ACQUIRING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QINV AND THAT (2) IT WILL PROVIDE WRITTEN NOTICE OF THE TRANSFER RESTRICTIONS DESCRIBED HEREIN TO ANY SUBSEQUENT TRANSFEREE.”

United Kingdom

Each of the Issuer, the Borrower, the Dealer Manager and the Exchange and Tabulation Agent has represented, warranted and agreed that:

(a)           it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the New Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer, the Lender or the Borrower; and

(b)           it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the New Notes in, from or otherwise involving the United Kingdom.

France

The New Notes are not being offered, directly or indirectly, to the public in the Republic of France (France). Neither this announcement, the Exchange Offer and Consent Solicitation Memorandum nor any other document or material relating to the New Notes has been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifies), other than individuals, acting for their own account, each as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monetaire et financier, are eligible to participate in the issuance of the New Notes. Neither this announcement nor the Exchange Offer and Consent Solicitation Memorandum has been and will not be submitted for clearance to nor approved by the autorité des Marches Financiers.

Canada, Australia and Japan

In addition, the New Notes are not being offered directly or indirectly in Canada, Australia or Japan. Accordingly, neither this announcement, the Exchange Offer and Consent Solicitation Memorandum nor any material relating to the New Notes may be distributed to Canada, Australia or Japan.

General

This announcement does not constitute an offer to buy or the solicitation of an offer to sell the New Notes in any circumstances in which such offer or solicitation is unlawful.  In those jurisdictions where the securities or other laws require the issuance of the New Notes to be made by a licensed broker or dealer, the issuance of the New Notes shall be deemed to be made on behalf of the Issuer and the Borrower by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.